FIRST AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with

PEOPLE’S SECURITIES, INC. DOING BUSINESS AS GERSTEIN FISHER

THIS FIRST AMENDMENT dated as of November 2, 2016, to the Operating Expense Limitation Agreement, dated as of November 2, 2016 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and People’s Securities, Inc. doing business as Gerstein Fisher (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to add an additional series of the Trust; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties; and

WHEREAS, the parties desire to revise and replace Section 3 of the Agreement to clarify any reimbursements requested by the Adviser may not cause a Fund to exceed the lesser of: (1) the expense limitation in place at the time of the waiver; or (2) the expense limitation in place at the time of the recoupment;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of adding the Gerstein Fisher Municipal CRA Qualified Investment Fund to the Agreement; and

Section 3 of the Agreement, is hereby replaced and superseded by the following:

“3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Advisory Agreement, provided that any such reimbursements will not cause the Fund to exceed the lesser of: (1) the expense limitation in place at the time of the waiver; or (2) the expense limitation in place at the time of the recoupment.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A	PEOPLE’S SECURITIES, INC. d/b/a GERSTEIN FISHER

By: /s/ Jennifer A. Lima	By: /s/ Gregg S. Fisher
Name: Jennifer A. Lima	Name: Gregg S. Fisher
Title: Vice President	Title: Head of Quantitative Research and Portfolio Strategy

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with

PEOPLE’S SECURITIES, INC. DOING BUSINESS AS GERSTEIN FISHER

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Gerstein Fisher Multi-Factor Growth Equity Fund	0.99%
Gerstein Fisher Multi-Factor International Growth Equity Fund	1.10%
Gerstein Fisher Multi-Factor Global Real Estate Securities Fund	1.00%
Gerstein Fisher Municipal CRA Qualified Investment Fund	0.99%